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                                                                    EXHIBIT 10.8

                                    AGREEMENT

         THIS AGREEMENT ("Agreement"), effective March 3, 1995 ("Effective Date"), is entered into by and between Stratagene, a California corporation ("Stratagene"), and Ronni L. Sherman ("Employee").

         WHEREAS, Stratagene recognizes the value of the services that Employee has rendered to Stratagene and desires to be assured that Employee will continue to provide services to Stratagene; and

         WHEREAS, Employee is willing to continue to provide services to Stratagene subject to assurances that Employee shall continue to have her present responsibility and status with Stratagene in the event of any change in control of the company.

         NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, Stratagene and Employee hereby agree as follows:

         1. Termination Following Change in Control. In the event Employee's employment is terminated in anticipation of or subsequent to a Change in Control, Employee shall be entitled to the compensation and benefits set forth in Section 2 unless such termination occurs as result of (i) Employee's death, (ii)

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termination of Employee by Stratagene for Cause, or (iii) termination of employment by Employee other than for Good Reason.

         2. Benefits Upon Termination. If Employee's employment by Stratagene is terminated as set forth in Section 1, Employee shall be entitled to the following compensation and benefits:

                  2.1 Employee shall receive Employee's full base salary through the Date of Termination at the salary level in effect at the time the Notice of Termination is given plus amounts for any vacation accrued but not taken and the amount, if any, of any bonuses which have accrued but have not been paid to Employee under any bonus plans;

                  2.2 In lieu of any further salary payments to Employee for periods subsequent to the Date of Termination, Stratagene shall pay as a severance payment to Employee within ten (10) days following the Date of Termination a lump sum amount equal to the product of Employee's annual base salary at the highest rate in effect during the twelve (12) months immediately preceding the Date of Termination multiplied by a number to be determined by Mr. Jean Deleage in his sole discretion and appended to this Agreement within thirty (30) days from the

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         Effective Date of this Agreement; provided, however, that such number shall be no less than 1.5 and no greater than 2.0.

                  2.3 Stratagene shall maintain in full force and effect, for Employee's continued benefit until the earlier of (i) two (2) years after the Date of Termination, or (ii) Employee's commencement of full time employment with a new employer, all health insurance, dental insurance, life insurance and disability plans, programs or arrangements in which Employee was entitled to participate immediately prior to the Date of Termination, provided that Employee's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Employee's participation in any such plan or program is barred, Stratagene shall arrange to provide Employee with benefits substantially similar to those which Employee was otherwise entitled to receive under such plans and programs.

                  2.4 All of Employee's stock options issued under any Stratagene stock option plan, including Stratagene's phantom stock option plan, shall immediately vest and all options shall be immediately exercisable. Further, upon the election of Employee, in her sole discretion, Stratagene shall pay to Employee, in cash, an amount equal to the excess of the fair market value of all shares of Stratagene stock issuable upon

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         exercise of any outstanding stock options granted to Employee, over the aggregate exercise price, if any, of such stock options.

         3. Notice of Termination. Any purported termination of Employee by Stratagene for Cause or by Employee for Good Reason shall be communicated by written Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall set forth the termination provision in this Agreement relied upon and reasonable detail of the facts and circumstances claimed to provide a basis for termination of Employee's employment.

         4. Term of Agreement. The term of this Agreement shall commence as of March 3, 1995, and shall continue for a period of three (3) years and any extensions thereafter ("Term"). The initial term shall automatically be extended for additional yearly periods without further action by the parties on March 3, 1998 and on each succeeding March 3 thereafter, such that as of each March 3, this Agreement shall have a remaining term of one (1) year. Either party may, however, provide written notice of non-renewal ("Notice of Non-Renewal") to the other party prior to March 3, 1998 or prior to March 3 of any succeeding year, as the case may be, of such party's intention that this Agreement shall expire at the end

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of the Term that began with the March 3 preceding such Notice of
Non-Renewal.

         5. Stratagene's Right to Terminate. Nothing in this Agreement shall limit Stratagene's ability to terminate Employee's employment at any time, subject to providing the compensation and benefits provided herein.

         6. Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Employee as a result of employment by another employer after the Date of Termination.

         7.       Limitation on Payments.

                  Notwithstanding any other provision in this Agreement, in the event that any severance payment by Stratagene to or for the benefit of Employee, whether paid or payable pursuant to the terms of this Agreement or otherwise, would be nondeductible by Stratagene for Federal income tax purposes as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the aggregate present value of the amounts payable to or for

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the benefit of Employee Pursuant to this Agreement shall be reduced to the maximum amount that is deductible in accordance with Section 280G of the Code.

         8.       Definitions.

                  8.1 "Cause" shall mean termination of Employee by Stratagene upon:

                           (i) the willful and continued failure of Employee to
                  substantially perform Employee's duties for or on behalf of Stratagene (other than any failure resulting from Employee's incapacity due to physical or mental illness), after a demand for substantial performance is delivered to Employee by the Chief Executive Officer of Stratagene which specifically identifies the manner in which it is believed that Employee has not substantially performed her duties; or

                           (ii) the willful engaging by Employee in misconduct
                  which is materially injurious to Stratagene, monetarily or otherwise. For purposes of this paragraph 8.1, no act, or failure to act, on Employee's part shall be deemed "willful" if such act or omission was in good faith or with a reasonable belief by Employee that such act or omission was in the best interests of Stratagene.

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                  8.2      "Change in Control" shall occur if:

                           (i) there shall be consummated any consolidation,
                  acquisition, merger or other reorganization of Stratagene (a) in which Stratagene is not the continuing or surviving corporation, or its shareholders as of the Effective Date are not in control, (b) pursuant to which shares of Stratagene's common stock would be converted into cash, securities or other property, other than a merger of Stratagene in which the holders of Stratagene's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or
                  (c) after which the directors of Stratagene immediately before the transaction shall cease to constitute a majority of the Board of Directors of Stratagene or of any successor to Stratagene;

                           (ii) there is a sale, lease, exchange or other
                  transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Stratagene;

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                           (iii) the stockholders of Stratagene approve any plan
                  or proposal for the liquidation or dissolution of Stratagene;

                           (iv) another person or entity acquires beneficial
                  ownership, directly or indirectly, of securities of Stratagene representing twenty five percent (25%) or more of the combined voting power of Stratagene's then outstanding securities in one or more transaction;

                           (v) there is any change which has the actual or
                  potential effect of decreasing the current level of management authority, or control of the Chief Executive Officer of Stratagene in office on December 8, 1994; or

                           (vi) during any period of twenty-four (24)
                  consecutive months, commencing before or after the Effective Date, Dr. Joseph A. Sorge, Jean Deleage and Ronni Sherman cease for any reason to constitute at least a majority of the Board of Directors of the Company, unless the election, or the nomination for election, of each new director taking office after December 8, 1994 has been approved by a vote of at least two-thirds (2/3) of the directors in office prior to December 8, 1994.

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                  8.3      "Date of Termination" shall mean the date on which
         Notice of Termination is given.

                  8.4 "Good Reason" shall mean termination of employment by Employee based on:

                           (i) The assignment by Stratagene of any duties inconsistent with Employee's position, duties, responsibilities and status within Stratagene immediately prior to a Change in Control, or a change in Employee's reporting responsibilities, status or titles in effect immediately prior to a Change in Control, or any removal of Employee from any such positions, except in connection with the termination of Employee's employment as a result of Employee's death or for Cause;

                           (ii) A reduction by Stratagene in Employee's base salary in effect as of the Effective Date;

                           (iii) The failure of Stratagene to increase Employee's base salary on January 1 of each year subsequent to a Change in control by a percentage amount at least equal to the average percentage increases given to Employee in the three (3) years prior to a Change in Control;

                           (iv) The failure by Stratagene to provide Employee with any incentive or bonus compensation, stock

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                  options, stock awards and other employee benefits or plans at levels not less than those applicable to comparable employees of Stratagene immediately prior to a Change in Control, or to provide their equivalents;

                           (v) The requirement by stratagene that Employee be based anywhere other than at Stratagene's executive offices in La Jolla, California, except for required travel for business to an extent substantially consistent with Employee's present business travel obligations;

                           (vi) The failure by Stratagene to obtain the assumption to perform this Agreement by any successor in interest as contemplated in Section 10.1;

                           (vii) Any purported termination of Employee's employment which is not effected pursuant to the Notice of Termination in accordance with the requirements of Section 3, which for purposes of this Agreement, shall not be effective; or

                           (viii) The failure by stratagene after a Change in Control to continue in effect any benefit or compensation plan, stock ownership plan, stock purchase plan, stock option plan, health insurance plan, life insurance plan, or disability plan in which Employee is participating at the time of a Change in control of

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                  Stratagene (or plans providing Employee with substantially similar benefits), the taking of any action by Stratagene which would adversely affect Employee's participation in or materially reduce Employee's benefits under any of such plans or deprive Employee of any material fringe benefit enjoyed by Employee at the time of the Change in Control, or the failure by Stratagene to provide Employee with the number of paid vacation days to which Employee is then entitled in accordance with Stratagene's normal vacation policy in effect as of the Effective Date.

         9. Federal Income Tax Withholding. Stratagene may withhold from any compensation or benefits payable under this Agreement all federal, state and other withholding taxes required.

         10.      Miscellaneous.

                  10.1 Stratagene Successors. Stratagene will require any successor (whether direct or indirect, by purchase merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Stratagene, by agreement to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Stratagene would be

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         required to perform as if no such succession had taken place. Failure of Stratagene to obtain such an agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from Stratagene in the same amount and on the same terms as Employee would be entitled hereunder if Employee terminated Employee's employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

                  10.2 Successors. This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                  10.3 Notice. For purposes of this Agreement notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in

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         accordance herewith, except that notice of change of address shall be effective only upon receipt.

         Stratagene:       Stratagene
                           11099 North Torrey Pines Road
                           La Jolla, CA 92037
                           Attention: Joseph A. Sorge
                           Chief Executive Officer

         Employee:         Ronni L. Sherman
                           [Intentionally Omitted]
                           [Intentionally Omitted]

                  10.4 Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and Stratagene; provided, however, that this Agreement shall not supersede or in any way limit the rights, duties or obligations Employee may have under any other written agreement with Stratagene.

                  10.5 Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not

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         affect any other provision of the Agreement not held so invalid and each such other provision shall, to the full extent consistent with law, continue in full force and effect.

         If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision together with all other provisions of this Agreement shall, to the full extent consistent with law, continue in full force and effect.


                  10.6 Legal Fees. Stratagene shall pay to Employee all legal fees and expenses incurred by Employee as a result of any termination of employment as set forth in Section 1, including any fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement.

                  10.7 Release. Employee hereby agrees that in the event of any termination of employment which results in the payments and benefits to Employee as set forth in this Agreement, Employee shall execute a mutually acceptable severance agreement and release with stratagene.

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         IN WITNESS WHEREOF, Stratagene and Employee have executed this
Agreement as of the date first written above.

                                    STRATAGENE:

                                    By: /s/ JOSEPH A. SORGE
                                    --------------------------------------------

                                    EMPLOYEE:

                                    /s/ RONNI L. SHERMAN
                                    --------------------------------------------

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